Exhibit 5

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. 0. BOX 2508
CINCINNATI, OH 45201

Date: SEP 18 2003	Employer Identification Number:
13-3529324
DLN:
SANOFI -SYNTHELABO INC	17007183092022
C/O ROBERT J RAYMOND	Person to Contact:
CLEARY GOTTLIEB STEEN & HAMILTON	ROBERT GENTHNER ID# 52020
ONE LIBERTY PLAZA	Contact Telephone Number:
NEW YORK, NY 10006-0000	(877) 829-5500
Plan Name:
SANOFI-SYNTHELABO INC HOURLY
EMPLOYEES SAVINGS PLAN DES PLAINES
Plan Number: 010

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification on its effect in operation. Regulations. We will review of the plan under its present form will depend See section 1.401-1(b) (3) of the Income Tax the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated 09/12/03. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401 (b).

This determination letter is applicable for the amendments) executed on 06/27/02.

This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act Letter of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and

Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

Paul T. Shultz
Director,
Employee Plans ‘Rulings &Agreements

Enclosures:
Publication 794
Addendum
Letter 835 (DO/CG)

SANOFI -SYNTHELABO INC

This determination letter also applies to the Trust amendment dated 06/28/01.